Execution Copy
FIRST AMENDMENT AGREEMENT
(JAIC - CROSBY)

This FIRST AMENDMENT AGREEMENT (this “Amendment”) is entered into as of this 4th day of October, 2007 by and among Omnia Luo Group Limited, a British Virgin Islands company (the “Company”), Luo Zheng (PRC Identity Card No. 420102700621032) (the “Guarantor”), and JAIC-CROSBY Greater China Investment Fund Limited, a Cayman Islands company (the “Group A Preferred Share Investor” or a “Shareholder”). The Group A Preferred Share Investor and the other holders of the Company’s Preferred Shares (as such term is defined herein), who shall be signatories to a parallel amendment to the Original Agreements (as defined below) relating to those holders’ rights under the Original Agreements, are each a “Shareholder” and, collectively, the “Shareholders.”

This Amendment shall be effective upon the date and time (the “Effective Time”) which is the last to occur of the consummation of the Reverse Acquisition and 2007 Private Placement (each as defined below). All defined terms used herein and not otherwise defined herein have their respective meanings as set forth in the Original Agreements (as defined below). This Amendment shall terminate and be of no force and effect if the Reverse Acquisition and 2007 Private Placement (each as defined below) shall not both have been consummated by December 31, 2007.

RECITALS

WHEREAS, the Shareholders, by purchase transactions consummated pursuant to individual preferred stock purchase agreements and a shareholders agreement dated as of December 15, 2006 and December 20, 2006 (the “Original Agreements”), are the holders of an aggregate of 2,147 convertible preferred shares (the “BVI Preferred Shares”) and detachable warrants to purchase up to $365,940 in ordinary shares (the “BVI Warrants”), of the Company; and

WHEREAS, each BVI Preferred Share was to be automatically converted upon the later to occur of a “Qualified Listing” and “Qualified Offering”, and each of the BVI Warrants issued in connection with the issuance of BVI Preferred Shares is exercisable, at any time, commencing with the later to occur of a Qualified Listing and Qualified Offering, for a two-year period, in cash for the purchase of the Company’s ordinary shares, at a per share exercise price equal to the per share price paid pursuant to the next equity financing round of the Company following completion of the First Round Financing; and

WHEREAS, the issuance of the BVI Preferred Shares constituted a First Round Financing (as defined in the Original Agreements); and

WHEREAS, the Company and its shareholders propose to enter into a binding share exchange agreement with Wentworth II, Inc., a Delaware corporation (the “Parent”) which when consummated, concurrently and conditional on the 2007 Private Placement(as defined herein) will result in a reverse acquisition of the Parent by the Company, in which the Company shall become a wholly-owned subsidiary of the Parent, and shareholders of the Company will exchange all of their shares of the Company for shares representing 93.75% of the issued and outstanding shares of the Parent (the “Reverse Acquisition”), and each of the BVI Warrants will be exchanged for new warrants to purchase common stock of the Parent, exercisable at any time during a two-year period commencing with the date on which there is an OTCBB quotation or NASDAQ listing of the Parent’s common stock, at the price per share of Parent common stock paid by investors in the 2007 Private Placement (as defined below), and otherwise containing terms substantially identical to the terms of the BVI Warrants; and

WHEREAS, concurrently with and conditional on the consummation of the Reverse Acquisition, the Parent will issue (i) not less than 3,200,000 shares and not more than 4,920,000 shares of the Parent’s common stock, and (ii) warrants to purchase an aggregate of not less than 3,200,000 shares and not more than 4,920,000 of the Parent’s common stock, for an aggregate purchase price of $4 to $6.15 million, to several accredited investors in a private placement, with resale registration rights (the “2007 Private Placement”); and

WHEREAS, the consummation of the proposed 2007 Private Placement will constitute a “Qualified Offering”; and

WHEREAS, the consummation of the Reverse Acquisition and 2007 Private Placement will confer substantial benefits upon the Shareholders; and

WHEREAS, it is a condition of the 2007 Private Placement and Reverse Acquisition that all BVI Preferred Shares shall have converted to ordinary shares immediately prior to the consummation of the Reverse Acquisition and 2007 Private Placement; and

WHEREAS, the parties acknowledge and agree that although the Company and the Parent will have obtained at the time of the closing of the Reverse Acquisition and 2007 Private Placement a firm commitment of a registered market-maker who shall undertake responsibilities for the quotation of the Parent’s shares on the OTC Bulletin Board in the United States, and that such quotation shall extend to shares of common stock of the Parent representing at least 10% of the Company once such shares are registered for resale with the United States Securities and Exchange Commission or otherwise saleable under SEC Rule 144 or another available exemption from registration, nonetheless, they have a bona fide disagreement as to whether the Reverse Acquisition under such circumstances would or would not constitute a “Qualified Listing” under the terms of the Original Agreements, and wish to resolve such disagreement in a mutually beneficial manner; and

WHEREAS, in exchange for good and valuable consideration, the Company and the Group A Preferred Share Investor are willing to modify certain provisions of the Original Agreements in order to facilitate mutually beneficial transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and in exchange for value received, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows, effective as of the Effective Time:

1. Amendment.

(a) Deemed Qualified Listing and Qualified Exit. The (i) consummation of the Reverse Acquisition shall be deemed to constitute a “Qualified Listing” under the Original Agreements, notwithstanding the absence of a public market price quotation for the common stock of the Parent immediately after the closing of such transactions, and (ii) the concurrent consummation of the Reverse Acquisition and the 2007 Private Placement shall be collectively deemed to constitute the closing of a “Qualified Exit” under the Original Agreements, except that the provisions of Section 7.7 (Put Right) of the Shareholders Agreement shall remain in effect, as modified hereby.

(b) Put Right of Group A Preferred Share Investor. Section 7.7 of the Shareholders Agreement shall be amended and restated in its entirety as follows:

“Put Right of Group A Preferred Share Investor to the Guarantor. If, at any time after June 30, 2008:

(i) the Parent (as defined in the First Amendment Agreement dated as of October 2, 2007 by and among the Company, the Guarantor and the Group A Preferred Share Investor (the “Amendment Agreement”)) shall have failed to obtain either an OTCBB quotation or NASDAQ listing of the Parent’s common stock, or a registration statement covering the Put Shares (as defined below) has not been declared effective by the Securities and Exchange Commission on or before 180th day following the closing of the Reverse Acquisition and 2007 Private Placement (the “Effectiveness Date”);

(ii) the Company is in material breach of its obligations hereunder, under the Stock Purchase Agreement or under any other agreement that may be entered into between the Company and the Group A Preferred Share Investor hereafter; or

(iii) at any time after the Effectiveness Date, the Group A Preferred Share Investor shall not be able to sell all or part of the Put Shares either (A) pursuant to an effective registration statement under the Securities Act or (B) within the limitation of the exemption provided by Rule 144 under the Securities Act in a single 90-day period (or any similar rule or rules then in effect) (each of the foregoing events described in clause (i), (ii) and (iii) being a “Default Event”);

then, the Group A Preferred Share Investor shall have the right (the “Put Right”), to require the Guarantor to purchase from the Group A Preferred Share Investor, and the Guarantor shall purchase from the Group A Preferred Share Investor if so required by the Group A Preferred Share Investor, all of the Preferred Shares or all of the shares of common stock of the Parent that may be issued or are issuable to the Group A Preferred Share Investor following conversion of the Preferred Shares into Ordinary Shares of the Company and the exchange of such Ordinary Shares for shares of common stock of the Parent in the Reverse Acquisition (as defined in the Amendment Agreement) held by the Group A Preferred Share Investor, less any portion of such securities that the Group A Preferred Share Investor is able to sell pursuant to an effective registration statement or without registration pursuant to Rule 144 under the Securities Act (or any similar rule or rules then in effect) (the “Put Shares”), at the price equal to one hundred percent (100%) of the total purchase price paid by the Group A Preferred Share Investor hereunder for the Put Shares plus all declared but unpaid dividends thereon to the date of the earlier of conversion or purchase (adjusted for share splits, share dividends, share combinations, recapitalizations and the like) plus interest equal to the prevailing US prime interest rate quoted by HSBC on the date of purchase, less all dividends received and less any Registration Delay Payments (as defined in the Amendment Agreement) received (the “Put Price”). The Put Right shall be exercised as follows

(a) Notice. The Group A Preferred Share Investor shall exercise the Put Right under this Section 7.7 by giving written notice (the “Put Right Notice”) to the Guarantor and the Company indicating that it is requiring the Guarantor to purchase all of the Put Shares held by it. The Put Right Notice may be given at any time after June 30, 2008, but shall not be effective if on the date such notice is given one or more of the Default Events shall not have occurred and be continuing. The Put Right Notice shall be irrevocable once given.

(b) Payment and Delivery of Shares. Within ten (10) business days following its receipt of the Put Right Notice, the Guarantor shall pay to the Group A Preferred Share Investor the aggregate Put Price for all the Put Shares held by the Group A Preferred Share Investor by wire transfer or check as directed by the Group A Preferred Share Investor. Upon receipt of such payment from the Guarantor, the Investor shall cause the certificate(s) representing such Put Shares being purchased by the Guarantor to be surrendered to the Company and the Company shall promptly issue to the Guarantor new certificates representing such Put Shares.”

(c) New Registration Rights. In lieu of and in substitution for all existing registration rights, each of the Shareholders shall be granted registration rights with respect to the shares of common stock and the shares of common stock issuable upon exercise of the warrants (collectively, the “Shareholder Shares”), to be issued to them in the Reverse Acquisition substantially identical to those to be granted to, and pari passu with, purchasers of the Parent’s common stock and warrants in the 2007 Private Placement (including that any cutbacks due to SEC Rule 415 limits shall be borne pro rata among all Shareholders and investors in the 2007 Private Placement based on the number of shares sought to be registered), including that the initial registration statement covering the Shareholder Shares shall be filed at the expense of the Parent within 30 days following the closing of the 2007 Private Placement, and that if the initial registration statement does not become effective by the Effectiveness Date, for any reason other than by reason of SEC staff comments limiting the number of Shareholder Shares to be registered for resale as a result of the application of Rule 415, or if the Company fails to maintain the effectiveness of such initial registration statement for any reason, the Company will be required to pay Shareholders an amount equal to 1% of the original purchase price of each BVI Preferred Share represented by shares of common stock held by Shareholders on the Effectiveness Date or the first day of such failure to maintain the effectiveness of the initial registration statement, as the case may be, and for every 30 day period (or part) after the relevant date, in each case until the initial registration statement is declared effective or the failure to maintain the effectiveness of the initial registration statement is cured, up to a maximum of 10% (the “Registration Delay Payments”), and in the event that any Registration Delay Payments are not made on time, such Registration Delay Payments shall bear interest at a rate of 1.5% per month until paid in full. The Shareholders and the Parent shall enter into a counterpart copy of the form of registration rights agreement between the Parent and purchasers in the 2007 Private Placement (the “Registration Rights Agreement”) no later than the closing of Reverse Acquisition, at which time such registration rights agreement shall supersede the provisions of this subsection (c) of this Amendment.

(d) No Lock-Up Agreements. The Group A Preferred Share Investor shall not be subject to any post-underwritten offering lock-up restrictions contained in the Original Agreements or which may be contained in the registration rights agreement between the Parent and purchasers in the 2007 Private Placement.

(e) Reporting Obligations. The Registration Delay Payments shall also apply to any failure by the Parent to comply with the reporting obligations of the US federal securities laws such as to make Rule 144 under the Securities Act (or any similar rule or rules then in effect) unavailable to a Shareholder, to the extent that a Shareholder’s Shareholders Shares cannot be resold except in reliance on such Rule.

(f) Adjustment for Group A Preferred Share Investor for Retroactive Adjustment to 2007 Private Placement Valuation.

Notwithstanding the conversion of the Preferred Shares of Group A Preferred Share Investors, until the date on which there is both an OTCBB quotation or NASDAQ listing of the Parent’s Common Stock, and a registration statement covering the Put Shares (as defined above) has been declared effective by the Securities and Exchange Commission, if there shall occur prior to such date an issuance or transfer of shares of the Parent’s common stock pursuant to either (a) Section 4.13 of the Securities Purchase Agreement relating to the 2007 Private Placement (the “SPA”), or (b) Section 4.11 of the SPA, the effect of which is, had such issuances or transfers occurred simultaneous with the closing of the 2007 Private Placement, caused the Actual Pre-Money Offering Valuation calculated pursuant to Sub-Clause 7A(i)(1) of Schedule 2 of the Preferred Stock Purchase Agreement or Clause 7A of the Memorandum to be an amount (the “Adjusted Valuation”) less than US$22.4 million, then the Parent shall issue to the Group A Preferred Share Investor such additional shares of common stock as would have been issued in the Reverse Acquisition had the Adjusted Valuation been applied for purposes of adjusting the Preferred Share Conversion Price pursuant to Sub-Clause 7A(i)(1).

The parties agree that that the obligation of the Parent to issue shares of common stock to the Group A Preferred Share Investor pursuant to this Section 1(f) shall continue to run to the benefit of the Group A Preferred Share Investor, notwithstanding that the Group A Preferred Share Investor may have transferred or sold all or any portion of its shares of common stock, but that the Group A Preferred Share Investor shall not have the right to assign its rights to receive all or any such shares of common stock to other Persons in conjunction with negotiated or open-market sales or transfers of any of its shares of common stock.

The delivery to the Group A Preferred Share Investor of the additional shares of common stock required by Section 1(f) shall be not later than 15 business days from the closing date of the transaction giving rise to the requirement to issue additional shares of common stock. The Parent shall use its reasonable best efforts, consistent with applicable federal and state securities law and regulation and subject to any requirements of its transfer agent, to cause any shares issued pursuant to this Section 1(f) to be deemed issued as of the closing of the Reverse Acquisition for purposes of SEC Rule 144 holding periods.

The Group A Preferred Share Investor acknowledges and agrees that it is not and shall not be entitled to the benefit of the anti-dilution provisions and make good provisions relating to the Parent’s common stock to be issued in the 2007 Private Placement provided to the purchasers of Parent common stock, except to the extent reflected in this Section 1(f).

(g) Additional shares of Common Stock to be transferred or issued to the Group A Preferred Share Investor.

As additional consideration for the Group A Preferred Share Investor entering into this Amendment, consenting to the Reverse Acquisition and the transactions contemplated thereby, waiving any rights to obtain a make good adjustment and antidilution rights being provided to the purchasers of Parent common stock, and having due regard to the Group A Preferred Share Investor’s rights under Sub-Clause 7(A)(j) of the Articles, the Guarantor, the Parent and Amy Kong (the latter’s obligation limited to up to 8,993 shares of Parent common stock issued to her) jointly and severally agree to cause to be transferred or issued to the Group A Preferred Share Investor an additional 149,884 shares of common stock of the Parent (the “Additional Shares”) for no additional consideration. Such shares shall be deemed to be transferred or issued as of, and in connection with, the closing of the Reverse Acquisition.

The delivery to the Group A Preferred Share Investor of certificates representing the Additional Shares required by this Section 1(g) shall be as soon as reasonably practicable after the closing of the Reverse Acquisition but not later than the earliest of (i) 20 business days after delivery to any former Company shareholder of certificates for shares of Parent common stock issued to such former shareholder in the Reverse Acquisition, (ii) six months from the closing date of the Reverse Acquisition and (iii) the initial registration statement becoming effective. As additional security for the performance of such obligation, as soon as reasonably practicable, but no later than the Effective Time, the Guarantor and Amy Kong shall each deliver to the Group A Preferred Share Investor an original, completed (but undated) and executed irrevocable (unless the Group A Preferred Share Investor has not otherwise received the Additional Shares) stock power to transfer an aggregate of 149,884 shares of common stock of the Parent to the Group A Preferred Share Investor and to irrevocably appoint and constitute the Group A Preferred Share Investor as attorney-in-fact to transfer said shares of common stock on the books of the Parent with full power of substitution. The Guarantor and Amy Kong shall each grant to the Group A Preferred Share Investor, under the stock powers or otherwise, the right and power to execute all documents and take all actions that the Group A Preferred Share Investor deems necessary to effectuate the transfer of the shares of common stock of the Parent represented by each such stock power if the Group A Preferred Share Investor has not otherwise received the Additional Shares. A new share certificate for 149,884 shares of common stock of Parent shall be issued to the Group A Preferred Share Investor within 3 business days after the presentation of such stock power on the earliest of (i), (ii) and (iii) above if the Group A Preferred Share Investor has not otherwise received the Additional Shares. Such stock power shall be promptly returned to the granting party if the Group A Preferred Share Investor has otherwise received the Additional Shares. The Parent shall use its reasonable best efforts, consistent with applicable federal and state securities law and regulation and subject to any requirements of its transfer agent, to cause any shares issued or transferred to the Group A Preferred Share Investor pursuant to this Section 1(g) to be deemed issued or transferred as of and as part of the closing of the Reverse Acquisition for purposes of SEC Rule 144 holding periods, the parties shall report such transaction for tax and US securities law purposes consistent with such treatment, and these Additional Shares shall not be subject to any lock-up requirements and shall be entitled to the same rights and benefits as the shares of common stock issued by the Parent to the Group A Preferred Share Investor in the Reverse Acquisition.

(h) Termination of Certain Shareholder Agreement Provisions. All of the terms and conditions of the Shareholder Agreement, other than Section 7.7 (Put Right) and Sections 10 and 11 as they may relate to Section 7.7, shall be terminated in all respects, including, without limitation, Sections 3.3 (Pre-emptive Rights), 5 (Governance), 6 (Information Rights), 7.2 (Rights of First Offer), 7.3 (Tag-Along Rights), 7.4 (Company Sale Rights), 7.6 (Redemption Right), and 8 (Registration Rights).

(i) Termination of Certain Preferred Stock Purchase Agreement Provisions. The following terms and provisions of each Preferred Stock Purchase Agreement shall be terminated in all respects: Sections 4.2, 4.3 and 5.14.

(j) Termination of Undertaking. The individual undertaking dated December 2006 issued by Luo Zheng in favor of the Group A Preferred Share Investor shall terminate in its entirety upon the Parent obtaining an OTCBB quotation or NASDAQ listing of the Parent’s common stock.

(k) No Guarantor Right of Reimbursement, Indemnification or Contribution.  As between the Company and the Guarantor, the Guarantor acknowledges and agrees that she shall not be entitled to seek reimbursement, indemnity or contribution from the Company or the Parent for any amounts paid by her or on her behalf with respect to any exercise of the Put Right.

2.  Implementation; Assumption by Parent. Each of the Group A Preferred Share Investor and the Company hereby agree (i) that upon the Effective Time, the Group A Preferred Share Investor shall be deemed to have consented to any amendment of the Memorandum and Articles and its individual Purchase Agreement as of the closing of the Reverse Acquisition required or appropriate to conform to and fully reflect this Amendment, and (ii) to take such action and execute such agreements, documents and filings as may be necessary under applicable law or regulation to implement the foregoing, such that the Memorandum and Articles and the Group A Preferred Share Investor’s Purchase Agreement shall, to the extent required or appropriate, conform to and fully reflect this Amendment. The Company further agrees that it will not consummate the Reverse Acquisition unless the Parent no later than the closing of the Reverse Acquisition enters into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A pursuant to which the Company will assign and transfer to the Parent, and the Parent will assume, at the Effective Time, all of the obligations of the Company under the Original Agreements, as modified by this Amendment.

3. Entry into Exchange and Reverse Acquisition; Exchange of Warrants; Conversion Notice.

(a) The Group A Preferred Share Investor agrees that it will enter into a definitive Share Exchange Agreement (the “SEA”) effectuating the Reverse Acquisition in the form of the draft SEA attached to this Amendment, provided all other Shareholders enter into the SEA and the terms of the definitive SEA (i) do not adversely affect the terms of this Amendment, and (ii) provide for (x) conversion of each BVI Preferred Share into ordinary shares of the Company immediately prior to the closing of the Reverse Acquisition without further action or consent of the Group A Preferred Share Investor (but including reflecting in such conversion, as applicable to the Group A Preferred Share Investor, the price adjustment mechanism set forth in the applicable Preferred Stock Purchase Agreement), and exchange without further action or consent of the Group A Preferred Share Investor of each such ordinary share of the Company into 319.8294 shares of common stock of the Parent (before taking into account the additional shares of Parent common stock to be issued or transferred under Section 1(g)), and (y) exchange, in the closing of the Reverse Acquisition, without further action or consent of the Group A Preferred Share Investor, of all BVI Warrants issued to the Group A Preferred Share Investor for warrants to purchase an aggregate of 200,000 shares of common stock of the Parent, exercisable at any time during a two-year period commencing with the date on which there is an OTCBB quotation or NASDAQ listing of the Parent’s common stock, at the price per share of Parent common stock paid by investors in the 2007 Private Placement.

(b) The Group A Preferred Share Investor further waives any other requirement of prior notice of conversion of its Preferred Shares into the Company’s ordinary shares and agrees that this Amendment and the SEA shall together constitute any required notice or agreement of conversion of its Preferred Shares into ordinary shares, provided, however, that the Group A Preferred Share Investor shall deliver such notice of conversion, not inconsistent with this Amendment and the SEA, as may reasonably be required by the Company, its corporate service agent or its counsel to fully and properly reflect such conversion on the books and records of the Company.

4. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, without giving effect to the conflicts of laws rules thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment as of the date first written above.

OMNIA LUO GROUP LIMITED

By:

Name:

Title:

LUO ZHENG

By:

Name:

JAIC-CROSBY GREATER CHINA INVESTMENT FUND LIMITED

By:

Name:

Title:

The undersigned Parent hereby joins in this Amendment, solely with respect to Section 1(f) and Section 1(g) hereof, with effect from and after the closing of the Reverse Acquisition:

WENTWORTH II, INC.

By:

Name:

Title:

The undersigned hereby joins in this Amendment, solely with respect to Section 1(g) hereof, with effect from and after the closing of the Reverse Acquisition, but shall be obligated hereunder only with respect to up to 8,993 shares of Parent common stock:

KONG AMY WAI MAN NG

By:

Name:

Title:

EXHIBIT A
Form of Assignment and Assumption Agreement